Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated May 15, 2008

1YR NC 3MO Callable

Final Terms and Conditions

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this term sheet relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

Issuer:	Eksportfinans ASA

Ratings:	Aaa (negative outlook)/AA + (stable)/AAA (stable outlook)

Principal Amount:	USD 12,200,000

CUSIP:	28264QH64

Trade Date:	May 15, 2008

Issue Date:	May 28, 2008

Maturity Date:	May 28, 2009, subject to the Issuer’s Call Option

Issue Price:	100.0%

Redemption Price	100.0%

Coupon:	2.81%

Interest Payment Dates:	Quarterly on the 28th of February, May, August and November, commencing August 28, 2008 and ending on the Maturity Date, subject to the Issuer’s Call Option

Issuer’s Call Option:	The Issuer has the right on the 28th of each of February, May, August and November, commencing August 28, 2008, to call the notes in whole but not in part at the Redemption Price plus accrued and unpaid interest to the call date, provided that the Issuer gives 5 Business Days notice of its intention to call the notes.

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter	Lehman Brothers Inc.

Daycount	30/360

Business Day Convention	Following, unadjusted

Business Days	New York

Denomination:	USD 1,000/1,000

Taxation:	The Issuer intends to treat the notes as short-term debt securities, as described under “Taxation in the United States—Short-term debt securities” in the accompanying prospectus.